Exhibit 4.3
SECOND AMENDMENT
TO THE RESTATEMENT OF THE
MOOG INC. RETIREMENT SAVINGS PLAN
WHEREAS, pursuant to Section 10.1 of the Moog Inc. Retirement Savings Plan (the “Plan”), Moog Inc. (the “Corporation”) reserved the right to amend the Plan; and
WHEREAS, the Corporation wishes to amend the Plan to modify the Plan provisions regarding Automatic Deferrals and Automatic Contribution Increases, to change the Administrative and Investment Committee composition rules, and to eliminate investments of AS Accounts in Honeywell (formerly AlliedSignal) stock;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Section 3.1(a) is hereby amended by adding the following new paragraph at the end thereof:
Notwithstanding the foregoing, each Participant, in accordance with this subsection (b), may (but is not required to) separately elect to contribute to the Plan a portion of portion of his or her Profit Share or other bonus payable to him or her during the Plan Year. Salary Reduction Contributions under this paragraph may be made in accordance with procedures adopted by the Plan Administrator under which a Participant elects to reduce a bonus payment by an elected amount and to contribute that amount to his or her account under the Plan.
2.
    Effective October 1, 2014, Section 3.1(e) is hereby amended to read as follows:
(e)    Automatic Deferrals.
(1)    In General. An “Automatic Deferral” is a Salary Reduction Contribution that results from the operation of this subsection (e). On behalf of each Participant whose Entry Date is on or after January 1, 2008, the Company, in the absence of an Affirmative Election, will automatically withhold the Automatic Deferral Amount from the Participant’s Compensation and contribute that amount to the Plan. Automatic Deferrals under the preceding sentence will begin 45 days after the Participant’s Entry Date.
(2)    Special Reenrollment – January 1, 2015. On behalf of each Participant who as of January 1, 2015 has an election in effect (i) not to make any Salary Reduction Contributions (including Roth Elective

Deferrals) to the Plan, or (ii) to make Salary Reduction Contributions (including Roth Elective Deferrals) to the Plan that are not at least equal to the Automatic Deferral Amount, the Company, in the absence of an Affirmative Election made during the 45-day period ending on January 1, 2015, will automatically withhold the Automatic Deferral Amount from the Participant’s Compensation and contribute that amount to the Plan as non-Roth Elective Deferrals. If a Participant’s Salary Reduction Contribution election in effect as of January 1, 2015 includes an election to treat a portion of the Salary Reduction Contributions as Roth Elective Deferrals, the Roth Elective Deferral election will remain in effect and, except as otherwise specified below, the Company will withhold the Automatic Deferral Amount in addition to the amount elected under the Roth Elective Deferral election then in effect and contribute that additional amount to the Plan as non-Roth Elective Deferrals.
Notwithstanding the foregoing, the special re-enrollment provisions of this paragraph (2) will not apply to (i) Participants who became eligible to participate in the Plan on or after August 1, 2014, or (ii) Participants who, as of January 1, 2015, are making Salary Reduction Contributions exclusively in the form of Roth Elective Deferrals.]
Automatic Deferrals under this paragraph (2) will begin for the first payroll period ending after January 1, 2015.
(3)    Covered Participants. Participants described in paragraphs (1) and (2) are hereafter referred to as “Covered Participants.” The term “Covered Participants,” however, does not include any Participant who makes an Affirmative Election
(4)    Automatic Deferral Amount. The Automatic Deferral Amount is 3% of a Covered Participant’s Compensation. Notwithstanding the preceding sentence, Automatic Deferrals will be reduced or stopped to meet the limitations under Code Sections 401(a)(17), 402(g), and 415.
(5)    Affirmative Election. An “Affirmative Election” is a Covered Participant’s election (i) not to make any Salary Reduction Contributions, (ii) to make Salary Reduction Contributions in an amount less or greater than the Automatic Deferral Amount, or (ii) to designate Salary Reduction Contributions as Roth Elective Deferrals. A Covered Participant’s Affirmative Election generally is effective as of the first payroll period that follows the Covered Participant’s Affirmative Election. However, a Covered Participant may make an Affirmative Election that is effective for the first payroll period in which he or she becomes a Covered Participant if the Covered Participant makes an Affirmative Election within a reasonable period following the Covered Participant’s Entry Date and before the Compensation to which the Election applies becomes currently available. Subject to the Automatic Contribution Increase rules of Section 3.1(g), a Covered Participant’s Affirmative Election continues in effect until that Participant subsequently changes his or her Salary Reduction Contribution agreement.
The Plan Administrator will establish uniform and nondiscriminatory procedures designed to ensure that each Participant is provided an effective opportunity to make an Affirmative Election. Those procedures will include, but are not limited to, the means by which notice will be provided to each Participant of their right to complete an Affirmative Election and a reasonable period of time for completing such an Affirmative Election.
(6)    Automatic Deferral Election Notice. The Plan Administrator must provide a notice to each Covered Participant that explains the amount and the effect of the Automatic Deferral and the Covered Participant’s right to make an Affirmative Election, including the procedure and timing applicable to the Affirmative Election. The notice also must explain how Automatic Deferrals will be invested in the absence of a Participant investment election, and the Covered Participant’s right to make permissible withdrawals.
The notice must be provided to Covered Participants within a reasonable period before the beginning of each plan year or, with respect to the Plan Year in which a Covered Participant first becomes eligible to make a Salary Reduction election, within a reasonable period before the Covered Participant first becomes eligible to make a Salary Reduction election. The initial notice will be deemed to be timely delivered if it is given at least 30 days, and not more than 90 days, before the beginning of each Plan Year. If the Covered Participant becomes eligible to make a Salary Reduction election after the 90th day before the beginning of the Plan Year, the timing requirement is deemed satisfied if the notice is provided no more than 90 days before the Covered Participant becomes eligible to make a Salary Reduction election, and no later than the date that affords the employee a reasonable period after receipt of the notice to make an Affirmative Election.
(7)    Treatment of Automatic Deferrals. The Plan Administrator will treat Automatic Deferrals as Salary Reduction Contributions that are not Roth Elective Deferrals for all purposes under the Plan, including application of limitations, nondiscrimination testing, and distributions.
(8)    Investment of Automatic Deferrals. Automatic Deferrals will be invested pursuant to Covered Participant instructions in accordance with the provisions of Section 7.6(c). If a Covered Participant fails to provide instructions for the investment of his or her Automatic Deferrals, those Automatic Deferrals will be invested in a default investment selected by the Administrative Committee.
(9)    Permissible Withdrawals of Automatic Deferrals.
(i)    Any Covered Participant, whose Automatic Deferrals under the Plan commence on or after January 1, 2009, may elect to make a withdrawal of those Automatic Deferrals (and earnings attributable thereto) in accordance with the requirements of this paragraph (9).
(ii)    A Covered Participant’s election to withdraw Automatic Deferrals must be made no later than 90 days after the date of the first Automatic Deferral. The date of the first Automatic Deferral is the date that the Covered Participant’s Compensation that is subject to the cash or deferred election would otherwise have been included in the Participant’s gross income. For purposes of determining the date of the first Automatic Deferral, the Plan will treat a Participant who for an entire Plan Year did not have Automatic Deferrals made under this subsection (e) as if the Participant has never made Automatic Deferrals in any prior Plan Year. The effective date of an election described in this subparagraph (ii) is the last day of the payroll period that begins after the date the election to withdraw Automatic Deferrals is made.
(iii)    A distribution made pursuant to a Covered Participant’s election in subparagraph (ii) above generally will be equal to the amount of Automatic Deferrals made under the Plan through the effective date of the election described in paragraph (ii) above (adjusted for allocable gains and losses to the date of distribution) If Automatic Deferrals are separately accounted for in the Participant’s account, the amount of the distribution will be the total amount in that account. However, if Automatic Deferrals are not separately accounted for under the Plan, the amount of the allocable gains and losses will be determined under rules similar to those provided under Treasury Regulation Section 1.401(k)-2(b)(2)(iv) for the distribution of excess contributions. The distribution amount as determined under this subparagraph (iii) may be reduced by any generally applicable fees.
(iv)    Matching Contributions, if any, with respect to an amount withdrawn under this paragraph (9) will be forfeited.

3.
    Effective October 1, 2014, is hereby amended by adding the following new Section 3.1(g):
(g)    Automatic Contribution Increases. Salary Reduction Contributions, including Automatic Deferrals, will be subject to automatic increases in the rate of contribution, as described in this subsection (g) (“Automatic Contribution Increases”).
(1)    Amount of Increase.
(i)    Any Participant who was making Automatic Deferrals, and was enrolled under the Plan’s Automatic Deferral provisions immediately prior to October 1, 2010, had his or her Automatic Deferral Amount increased from 3% to 4% on April 1, 2011, unless a Contrary Election was made by April 1, 2011.
(ii)    Beginning on April 1, 2012, and again on April 1, 2013 and April 1, 2014, any Covered Participant who was making Automatic Deferrals under the provisions of Section 3.1(e) will have his or her Automatic Deferral Amount increased by one percent, unless the Participant makes a Contrary Election prior to such April 1.
(iii)    Any Covered Participant who is making Automatic Deferrals, was enrolled under the Plan’s Automatic Deferral provisions immediately prior to January 1, 2015, will have his or her Automatic Deferral Amount increased by one percent, unless the Covered Participant makes a Contrary Election by January 1, 2015.
(iv)    Any Participant who is making Salary Reduction Contributions other than Automatic Deferrals immediately prior to January 1, 2015, will have his or her percentage rate of Salary Reduction Contributions increased by one percent, unless the Participant makes a Contrary Election by January 1, 2015.
(v)    Beginning on January 1, 2016, and on each January 1 thereafter, any Participant who makes Salary Reduction Contributions, including Automatic Deferrals under the provisions of Section 3.1(e), will have his or her percentage rate of Salary Reduction Contributions increased by one percent, unless the Participant makes a Contrary Election prior to such January 1.

(vi)    Notwithstanding the foregoing, Automatic Contribution Increases will not apply to Participants who:
(A)    On or after the immediately prior August 1, become eligible to participate in the Plan and begin making Automatic Deferrals, and are still making Automatic Deferrals immediately prior to the date the Automatic Contribution Increase would take effect.
(B)    Immediately prior to the date the Automatic Contribution Increase would take effect, are making Salary Reduction Contributions exclusively in the form of Roth Elective Deferrals.
(C)    For purposes of the Automatic Contributions Increase that is to be effective January 1, 2015 only, are making Automatic Deferrals by virtue of the special reenrollment provisions of paragraph (2).
(vii)    In any event, Automatic Contribution Increases will not cause a Participant’s Salary Reduction Contribution rate (including Roth Elective Deferrals) to increase above 6%. For purposes of Automatic Contribution Increases that are effective after April 1, 2014, Automatic Contribution Increases will not cause a Participant’s Salary Reduction Contribution rate (including Roth Elective Deferrals) to increase above 10%.
(2)    Contrary Election. For purposes of this subsection (g), a “Contrary Election” is an annual election by a Participant not to allow an Automatic Contribution Increase to take effect. Automatic Contribution Increases will be initiated by the Company only for those Participants who fail to provide the Company a Contrary Election before the date on which the Automatic Contribution Increases are scheduled to be effective.
The Plan Administrator will establish uniform and nondiscriminatory procedures designed to ensure that each Participant is provided as effective opportunity to make a Contrary Election. Those procedures will include, but are not limited to, the means by which notice will be provided to each Participant of their right to complete a Contrary Election and a reasonable period of time for completing such a Contrary Election.
(3)    Notice. The Plan Administrator must provide a notice to each Participant that explains the effect of the Automatic Contribution Increases and a Participant’s right to make a Contrary Election, including the procedure and timing applicable to the Contrary Election.

The notice must be provided to Participants within a reasonable period before the beginning of each Plan Year or, with respect to the Plan Year in which a Participant first becomes eligible to make a Salary Reduction election, within a reasonable period before the Participant first becomes eligible to make a Salary Reduction election. The initial notice will be deemed to be timely delivered if it is given at least 30 days, and not more than 90 days, before the beginning of each Plan Year. If the Participant becomes eligible to make a Salary Reduction election after the 90th day before the beginning of the Plan Year, the timing requirement is deemed satisfied if the notice is provided no more than 90 days before the Participant becomes eligible to make a Salary Reduction election, and no later than the date that affords the employee a reasonable period after receipt of the notice to make a Contrary Election.
(4)    Treatment of Automatic Contribution Increases. The Plan Administrator will treat Automatic Contribution Increases as Salary Reduction Contributions that are not Roth Elective Deferrals for all purposes under the Plan, including application of limitations, nondiscrimination testing, and distributions. If a Participant’s Salary Reduction Contribution election in effect immediately prior to an Automatic Contribution Increase includes an election to treat a portion of the Salary Reduction Contributions as Roth Elective Deferrals, the Roth Elective Deferral election will remain in effect and the Automatic Contribution Increase will operate to increase the non-Roth Elective Deferrals by one percent.
4.
    Effective October 1, 2013, the last sentence of the first paragraph of Section 9.2 is hereby amended to read as follows:
The Administrative Committee will consist of at least three persons who will be appointed by and serve at the pleasure of the Board.
5.
    Effective October 1, 2013, the first sentence of the first paragraph of Section 9.4(a) is hereby amended to read as follows:
The Investment Committee will consist of at least three persons who will be appointed by and serve at the pleasure of the Board.
6.
    Effective August 29, 2014, the first sentence of Section 14.2 is hereby amended to read as follows:
The AS Accounts may be invested, pursuant to each Transferred Employee’s instructions, in any investment fund established pursuant to Section 7.6(c) for the purpose of investing contributions under the Plan. Effective December 1, 1994,

(a) AS Accounts may not be reinvested in Company Stock, (b) repayments of Transferred Employee loans (as described in Section 14.7) may not be invested in Company Stock, and (c) cash proceeds from the sale or exchange of, and any dividends with respect to, AlliedSignal Common Stock (as described in Section 14.8) may not be invested in Company Stock.
7.
    Effective August 29, 2014, Section 14.5(d) is hereby amended to read as follows:
(d)    Mode of Distribution. A Transferred Employee’s AS Account will be distributed in cash.
8.
    Effective August 29, 2014, Section 14.6(b) is hereby amended to read as follows:
(b)    Withdrawal Procedures. A Transferred Employee may elect to make a withdrawal under this Section, except for hardship withdrawals made pursuant to Section 14.6(a)(5)(ii), as of any current Valuation Date, provided that no other withdrawal under this Section has been made within three months of that Valuation Date. The amount available for withdrawal will be based on the value of the Transferred Employee’s AS Account as of the Valuation Date elected, except that amounts invested in Company Stock pursuant to the Transferred Employee’s instructions may not be withdrawn unless the withdrawal occurs pursuant to the financial hardship provisions of Section 5.13(d). Any withdrawal will be in an amount not less than the lesser of (i) $300 or (ii) the amount available for withdrawal. If a participant loan transferred to the Plan from the AS Savings Plan is outstanding, the Transferred Employee’s withdrawal may not be greater than the amount that will cause the combined value of his AS Account and his or her other accounts under the Plan to be twice the outstanding principal balance of the loan and all accrued interest thereon. Any pre-age 59½ hardship withdrawal and any other withdrawal that is made at the same time as the pre-age 59½ hardship withdrawal will be in cash.
Any withdrawal under this Section will be distributed to the Transferred Employee as soon as practicable following the Valuation Date used to determine the amount available for withdrawal.
9.
    Effective August 29, 2014, Section 14.8 is hereby deleted from the Plan in its entirety.

To the extent that any provisions of this Amendment are inconsistent with Plan provisions, this Amendment will supersede the Plan. In all other respects, the Plan remains unchanged.

MOOG INC.
Dated:     9/22/14            By: /s/ Gary A. Szakmary
Name: Gary A. Szakmary
Title: VP and Chief HR Officer

031407.00096 Business 11688724v5